Exhibit 99.3

Idera Pharmaceuticals Announces Proposed Public Offering of Common Stock

CAMBRIDGE, MA and EXTON, PA – (GlobeNewswire) – February 9, 2015 – Idera Pharmaceuticals, Inc. (NASDAQ: IDRA) (“Idera” or the “Company”) today announced that it intends to offer and sell up to $75,000,000 of shares of its common stock in an underwritten public offering. In connection with this offering, Idera expects to grant the underwriters a 30-day option to purchase additional shares of common stock, equal to up to 15% of the number of shares of common stock sold in the offering. All of the shares in the offering are to be sold by Idera. Idera intends to use the net proceeds from this offering, together with existing cash, cash equivalents and investments, to advance clinical development of certain of its programs. Goldman, Sachs & Co. and J.P. Morgan are acting as joint bookrunning managers for the offering.

The shares are being offered by the Company pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission on May 12, 2014. A preliminary prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission and will form a part of the effective registration statement. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526 or e-mail at prospectus-ny@ny.email.gs.com; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 866-803-9204).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Idera Pharmaceuticals, Inc.

Idera Pharmaceuticals is a clinical-stage biopharmaceutical company developing a novel therapeutic approach for the treatment of genetically defined forms of B-cell lymphoma and rare diseases. Idera’s proprietary technology involves using a Toll-like receptor (TLR) targeting technology, to design synthetic oligonucleotide-based drug candidates to act by modulating the activity of specific TLRs. In addition to its TLR programs, Idera is developing gene silencing oligonucleotides (GSOs) that it has created using its proprietary technology to inhibit the production of disease-associated proteins by targeting RNA.

Source: Idera Pharmaceuticals, Inc.

Investor Contact

Robert Doody

Vice President, Investor Relations & Corporate Communications

484-639-7235

rdoody@iderapharma.com